EXHIBIT 99.1

News Release

Contact:	Corporate Communications
Phone:	(713) 324-5080
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET REPORTS FEBRUARY 2004 PERFORMANCE

            HOUSTON, Mar. 1, 2004 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in February 2004 for its Continental Express operating fleet.

            During the month, ExpressJet flew 486.6 million revenue passenger miles (RPMs), up 47.0 percent versus February 2003, and increased available seat miles (ASMs) by 44.8 percent compared with February 2003.  ExpressJet's February load factor was 63.1 percent, a 0.9 point improvement over 2003.  The company flew 54,101 block hours, compared with 39,299 block hours in February 2003, and operated 30,608 flights, versus 24,061 flights in February 2003.

            Also in February, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 99.5 percent.  In February 2003, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 95.4 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 227 jets.  The company announced that it will begin service between George Bush Intercontinental Airport in Houston and Tallahassee, Fla. in May 2004, and between Cleveland Hopkins International Airport and Houston/Hobby in September 2004.  ExpressJet also announced plans to begin serving four new destinations in Mexico – Monclova, Puebla, Oaxaca, and Toluca – from Houston's George Bush Intercontinental Airport.

            ExpressJet Airlines, Inc. operates as Continental Express, the regional jet provider for Continental Airlines.  With service to approximately 130 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.  ExpressJet Airlines employs 6,100 people and is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS FEBRUARY 2004 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

February	2004		2003		Change

Revenue Passenger Miles (000)	486,642		331,052		47.0	Percent

Available Seat Miles (000)	770,730		532,224		44.8	Percent

Passenger Load Factor	63.1	Percent	62.2	Percent	0.9	Points

Block Hours	54,101		39,299		37.7	Percent

Departures	30,608		24,061		27.2	Percent

YEAR-TO-DATE	2004		2003		Change

Revenue Passenger Miles (000)	956,664		658,828		45.2	Percent

Available Seat Miles (000)	1,537,621		1,113,425		38.1	Percent

Passenger Load Factor	62.2	Percent	59.2	Percent	3.0	Points

Block Hours	108,375		81,951		32.2	Percent

Departures	61,260		50,716		20.8	Percent

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